Exhibit 4.66
EXECUTION COPY

SERIES C CONVERTIBLE PREFERRED SHARES

PURCHASE AGREEMENT

Dated as of July 12, 2010

between

THE INVESTORS LISTED ON SCHEDULE 1

and

XINHUA SPORTS & ENTERTAINMENT LIMITED

i

Section 4.4 Purchase Entirely for Own Account	12
Section 4.5 Investment Experience	12
Section 4.6 Restricted Securities	12
Section 4.7 Legends	12
Section 4.8 Accredited Investor	13
Section 4.9 No General Solicitation	13
Section 4.10 Brokers	13

ARTICLE V COVENANTS	13

Section 5.1 Access to Information	13
Section 5.2 Pre-Closing Actions Affecting the Common Shares	14
Section 5.3 Listing	14
Section 5.4 Preservation of Accuracy of Representations and Warranties; Fulfillment of Conditions; Notification of Certain Pre-Closing Matters; Cooperation	15
Section 5.5 Contractual Consents and Governmental Approvals	15
Section 5.6 Issuance of ADS Shares	16
Section 5.7 Investors’ Pre-Emptive Rights	16
Section 5.8 Shelf Registration Statement	18
Section 5.9 Board Observer	25
Section 5.10 Negotiation of Proper Initial Conversion Price	26

ARTICLE VI CONDITIONS	27

Section 6.1 Conditions to the Company’s Obligations	27
Section 6.2 Conditions to the Investors’ Obligations	28

ARTICLE VII INDEMNIFICATION	29

Section 7.1 Survival	29
Section 7.2 Indemnification	29
Section 7.3 [Intentionally Omitted]	30
Section 7.4 Indemnification Procedures	30
Section 7.5 Third-Party Claims	30
Section 7.6 Tax Treatment of Indemnity Payments	30
Section 7.7 Exclusivity	31
Section 7.8 Certain Damages	31

ARTICLE VIII FURTHER AGREEMENTS; TRANSFER RESTRICTIONS	31

Section 8.1 Public Announcements	31
Section 8.2 Fees and Expenses	31
Section 8.3 Restrictions on Transfers of Series C Preferred Shares	31
Section 8.4 Limitation on Short Sales	32

ii

ARTICLE IX GENERAL	32

Section 9.1 Termination	32
Section 9.2 Notices	33
Section 9.3 Complete Agreement; No Third-Party Beneficiaries	34
Section 9.4 GOVERNING LAW	35
Section 9.5 No Assignment	35
Section 9.6 Counterparts	35
Section 9.7 Remedies; Waiver	35
Section 9.8 Severability	35
Section 9.9 Amendment; Waiver	36
Section 9.10 WAIVER OF JURY TRIAL	36

Exhibit A Definitions
Exhibit B Form of Series C Authorizing Resolution
Exhibit C-1 Form of Legal Opinion of Conyers Dill & Pearman
Exhibit C-2 Form of Legal Opinion of Latham & Watkins
Exhibit D Form of Registration Rights Agreement

Schedule 1 List of Investors

iii

SERIES C CONVERTIBLE PREFERRED SHARES
PURCHASE AGREEMENT
THIS SERIES C CONVERTIBLE PREFERRED SHARES PURCHASE AGREEMENT, dated as of July 12, 2010, is by and between the Investors listed on Schedule 1 hereto (the “Investors”), and XINHUA SPORTS & ENTERTAINMENT LIMITED (formerly known as Xinhua Finance Media Limited), a company organized under the laws of the Cayman Islands (the “Company” and together with the Investors, the “Parties”) (this “Agreement”).
W I T N E S S E T H:
WHEREAS, the Parties are entering into that certain Amendment No. 2 and Waiver to the Patriarch Credit Agreement (as defined in Exhibit A hereto), dated as of the date hereof, by and among the Parties and the other parties thereto (the “Amendment”);
WHEREAS, the Company has created a new class of convertible preferred shares designated as Series C Convertible Preferred Shares (the “Series C Preferred Shares”) through the adoption by the Board of an authorizing resolution in the form attached as Exhibit B hereto (the “Authorizing Resolution”); and
WHEREAS, in connection with the Amendment, the Company wishes to issue and sell to the Investors, and the Investors wish to purchase from the Company, 78,295 Series C Preferred Shares (the “Shares”) upon the terms and subject to the conditions set forth herein and in the Transaction Documents;
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions. The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.
Section 1.2 Interpretation.
(a) Headings. The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
(b) Usage. In this Agreement, unless the context requires otherwise: (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) Exhibit A to this Agreement is hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; and (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement.
ARTICLE II
PURCHASE AND SALE OF SHARES
Section 2.1 Purchase and Sale of Shares. At the Closing, the Company shall issue and sell to the each Investor, and each Investor shall purchase from the Company, the number of Shares set forth opposite the name of such Investor on Schedule 1, on the terms and subject to the conditions set forth herein, free and clear of any Liens. The Shares shall be issued upon payment to the Company by the Investors of the Purchase Consideration.
Section 2.2 The Closing. Subject to the fulfillment of the conditions set forth in Article VI, the issuance, purchase and sale of the Shares and the consummation of the other Transactions (the “Closing”) shall take place in the offices of Latham & Watkins, 41st Floor, One Exchange Square, 8 Connaught Place, Central, Hong Kong on July 12, 2010, or at such other time and place as the Company and the Investors may agree (the date on which the Closing actually takes place being sometimes referred to herein as the “Closing Date”). At the Closing, the Investors and the Company shall make certain deliveries, as specified in Sections 2.3 and 2.4, respectively, and all such deliveries, regardless of chronological sequence, shall be deemed to occur contemporaneously and simultaneously on the occurrence of the last delivery and none of such deliveries shall be effective until the last of the same has occurred.
Section 2.3 Investors’ Deliveries at the Closing. At the Closing, the Investors shall deliver to the Company:
(a) the Purchase Consideration, of which amount the aggregate par value of the Shares shall be set off against amounts owed by the Company to the Investors under Section 8.2;
(b) a counterpart of the Registration Rights Agreement, duly executed by the Investors; and
(c) each of the certificates and documents required to be delivered by the Investors at the Closing pursuant to Section 6.1.
Section 2.4 Company Deliveries at the Closing. At the Closing, the Company shall deliver to the Investors:
(a) certificates representing the Shares registered in the names of the Investors;
(b) a counterpart of the Registration Rights Agreement, duly executed by the Company; and

(c) each of the opinions, certificates and documents required to be delivered by the Company at the Closing pursuant to Section 6.2.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to the Investors as of the date of this Agreement and as of the Closing Date, as follows:
Section 3.1 Organization. The Company: (a) is an exempted company limited by shares duly organized, validly existing and in good standing under the laws of the Cayman Islands; (b) has all requisite corporate power and authority to carry on its business as now conducted; (c) is duly qualified, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is a party. The Company is not in default under or in violation of any provision of its Memorandum of Association or Articles of Association, and no such defaults or violations have occurred in the past which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.2 Capitalization.
(a) As of the date hereof (and without giving any effect to the Transactions), the authorized capital of the Company consists of 343,822,874 Class A Common Shares, 50,054,619 Class B Common Shares, 373,248 Series B Preferred Shares, 0 Series C Preferred Shares and 605,749,259 shares not yet designated as to class or series (the “Undesignated Shares”). Of the Class B Common Shares, none are currently outstanding and the remainder are unissued and not reserved for issuance for any purpose. Of the Series B Preferred Shares 359,424 shares are currently outstanding. None of the Series C Preferred Shares have been issued or have been reserved for any purpose other than for issuance pursuant to this Agreement. The issued and outstanding capital of the Company on a fully diluted basis immediately prior to and immediately following the Closing is as set forth on Section 3.2(a) of the Disclosure Schedule, as it may be amended pursuant to Section 5.10 of this Agreement and Section 4.4(h) and/or Section 4.4(i) of the Authorizing Resolution.
(b) Section 3.2(b) of the Disclosure Schedule sets forth a list of all Employee Share Options currently outstanding as of the date hereof. Except for such Employee Share Options or as otherwise set forth in Section 3.2(b) of the Disclosure Schedule: (i) there are no outstanding Convertible Securities, other than the Patriarch Loans and the Series B Preferred Shares, or Share Purchase Rights or any share appreciation rights, performance share awards or other employee incentive awards the value of which is determined by reference to the value of the Class A Common Shares, Class B Common Shares, Series B Preferred Shares or ADS Shares, (ii) the Company is not a party to any other agreements or commitments obligating the Company to issue, sell, repurchase, redeem or otherwise acquire any Capital Shares, Convertible

Securities, other than pursuant to the Series B Authorizing Resolution, this Agreement and the Patriarch Credit Agreement, or Share Purchase Rights; and (iii) to the knowledge of the Company, no other Person is a party to or otherwise bound by any agreements, trusts, proxies, instruments or other commitments relating to the voting, purchase, sale or other disposition of any Capital Shares, Convertible Securities or Share Purchase Rights held by such Person. Except as disclosed in Section 3.2(b) of the Disclosure Schedule, neither the issuance of the Shares as contemplated herein nor the issuance of any Conversion Shares will cause the number of Common Shares issuable pursuant to the Employee Share Options or any other outstanding Convertible Securities or Share Purchase Rights to increase as a result of any antidilution provisions relating thereto.
(c) There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company, the holders of which have the right to vote with the holders of Common Shares on any matter.
(d) Except as disclosed in the SEC Reports or Section 3.2(d) of the Disclosure Schedule, the Company does not have in effect any dividend reinvestment plans or employee share purchase plans.
(e) All outstanding Capital Shares have been duly authorized and validly issued and are fully-paid and nonassessable and have been issued without violation of any preemptive rights of any Person. All outstanding Employee Share Options have been issued without violation of any preemptive rights of any Person, and all Class A Common Shares issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.
(f) Upon the due issuance by the Depositary to the Investors of ADRs evidencing the ADS Shares against the deposit of Class A Common Shares in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued under the Deposit Agreement and the Investors will be entitled to the rights of a registered holder of ADRs evidencing the ADS Shares specified therein and in the Deposit Agreement. The Deposit Agreement is in full force and effect, has been duly authorized, executed and delivered by the Company and, to the knowledge of the Company, the Depositary, and constitutes a valid and legally binding obligation of the Company and, to the knowledge of the Company, the Depositary, enforceable against the Company and (to the knowledge of the Company) the Depositary in accordance with its terms. The Company has not breached any of its material obligations under the Deposit Agreement, and, to the knowledge of the Company, the Depositary has not breached any of its material obligations under the Deposit Agreement. The Company has not received any notice of resignation or termination from the Depositary.
Section 3.3 Authorization; Execution and Enforceability.
(a) The Company has all requisite corporate power and authority to execute, deliver and perform each Transaction Document to which it is a party and to consummate each of the Transactions. The execution, delivery and performance of each Transaction Document to which the Company is a party and the consummation of each of the Transactions has been duly authorized by the Board and by its Audit Committee and no further corporate action on the part of the Company (including any action by the shareholders of the Company) is required in connection therewith.
(b) This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each other Transaction Document to which the Company is a party will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, restructuring or similar laws affecting creditors’ rights and remedies generally and general equitable principles (regardless of whether enforceability is considered a proceeding in equity or at law) (“Enforceability Exceptions”).
Section 3.4 Subsidiaries and Joint Ventures.
(a) All material Subsidiaries of the Company are described in the SEC Reports or in Section 3.4(a) of the Disclosure Schedule. Except as disclosed in the SEC Reports or in Section 3.4(a) of the Disclosure Schedule: (i) all of the outstanding shares or registered capital or other equity capital in each of such Subsidiaries are duly authorized, validly issued, fully paid and nonassessable; (ii) all of the outstanding shares or registered capital of, or other ownership interest in each of such Subsidiaries are owned by the Company or a wholly-owned Subsidiary of the Company, free and clear of any Liens; and (iii) there are no outstanding subscriptions, rights, convertible securities or other agreements or commitments obligating the Company or any such Subsidiary to issue, transfer or sell any securities of any such Subsidiary.
(b) Except as described in the SEC Reports or in Section 3.4(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, of record or beneficially, any material direct or indirect equity or other interest in any other Entity.
Section 3.5 No Conflicts; Consents and Approvals.
(a) The execution, delivery or performance by the Company of the Transaction Documents to which it is a party and the consummation of the Transactions will not (a) conflict with or violate any provision of the Memorandum of Association or Articles of Association of the Company or any Organizational Document of any of its Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Law applicable to the Company or any of its Subsidiaries or any of their respective properties and assets; (c) result in the imposition of any Lien upon any properties or assets of the Company or any of its Subsidiaries, (d) result in the Company being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations of the Company or any of its Subsidiaries or any options or other rights exercisable for any of same or (e) cause the accelerated vesting of any Employee Share Options or other employee benefits or result in any obligations on the part of the Company or any of its Subsidiaries to pay any additional severance benefits upon the termination of the employment of any employee thereof, except in the case of (b) or (c), to the extent it does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Except as set forth in Section 3.5(b) of the Disclosure Schedule, the Company is not required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform any Transaction Document to which it is a party or to consummate any of the Transactions (“Company Approvals”).
(c) Except as set forth in Section 3.5(c) of the Disclosure Schedule, no Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of any Transaction Document to which it is a party or the consummation of any of the Transactions (“Company Contractual Consents”).
Section 3.6 SEC Reports; Financial Statements.
(a) Except as set forth on Schedule 3.6(a) of the Disclosure Schedule, from January 1, 2009, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all the foregoing filed prior to the date hereof and all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein being sometimes hereinafter collectively referred to as the “SEC Reports”). As of their respective filing dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports (as amended or supplemented), and none of the SEC Reports, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (x) as may be otherwise indicated in the notes thereto or (y) in the case of unaudited interim statements, to the extent that they may not include footnotes or may be condensed or summary statements), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated subsidiaries (except as may be otherwise noted therein).
Section 3.7 Absence of Certain Changes. Except as disclosed in the SEC Reports or in Section 3.7 of the Disclosure Schedule, since December 31, 2009, (a) there has not been any Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (b) the Company and its Subsidiaries, taken as a whole, have conducted their respective businesses only in the ordinary course and in conformity with past practice.
Section 3.8 No Undisclosed Liabilities. Except as disclosed in the SEC Reports or in Section 3.8 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due), except for the following: (a) liabilities reflected in or reserved for in the Recent Balance Sheet, (b) liabilities that have arisen since the date of the Recent Balance Sheet in the ordinary course of the businesses of the Company and its Subsidiaries consistent with past practice that would have been required under GAAP to be reflected in the Recent Balance Sheet had such liabilities existed as of the date of the Recent Balance Sheet, (c) liabilities that would not be required under GAAP to be reflected in an audited consolidated balance sheet of the Company and its consolidated subsidiaries and that are not in the aggregate material and (d) liabilities incurred in connection with the Transactions.
Section 3.9 Litigation. Except as disclosed in the SEC Reports or in Section 3.9 of the Disclosure Schedule, there is no Action or Proceeding to which the Company or any of its Subsidiaries or any of their respective officers, directors or employees is a party (either as a plaintiff or defendant) pending or, to the knowledge of the Company, threatened before any Governmental Authority (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any of its Subsidiaries or any such officer, director or employee would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as disclosed in the SEC Reports or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, there has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by any Governmental Authority involving the Company or any of its Subsidiaries or any officer, director, employee thereof. Except as disclosed in the SEC Reports, no order, judgment or decree of any Governmental Authority has been issued in any Action or Proceeding to which the Company or any of its Subsidiaries is or was a party or, to the knowledge of the Company, in any other Action or Proceeding except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.10 Licenses. Except as disclosed in the SEC Reports or in Section 3.10 of the Disclosure Schedule and except as would not be reasonably expected to have a Material Adverse Effect, all material Licenses required to be obtained by the Company or any of its Subsidiaries in all relevant jurisdictions in order to own their respective assets and to operate their respective businesses have been duly obtained in accordance with all applicable Laws. None of such Licenses has been terminated and, in respect of any such Licenses that is subject to renewal, the Company has not received any notice that such renewal will not be timely granted by the relevant Government Authorities. The Company and each of its Subsidiaries are in compliance with the terms of such Licenses, except where the failure to so comply does not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the execution, delivery or performance by the Company of any Transaction Document to which it is a party nor the consummation of any of the Transactions will result in a breach of, or constitute a default under, any such License. Except as disclosed in Section 3.10 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or has received any notice that it is, or has at any time been, in default (or with the giving of notice or lapse of time or both, would be in default) under any such License.
Section 3.11 Intellectual Property Rights. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries own or possess, or will be able to obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted (“Intellectual Property”). Neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, to the knowledge of the Company, is infringing the Intellectual Property of the Company, in each case, where such infringement would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no material claim or proceeding pending or, to the knowledge of the Company, threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.
Section 3.12 Exchange Listing. Except as set forth in Section 3.12 of the Disclosure Schedule, (i) the ADS Shares are listed on the NASDAQ Global Market and, to the knowledge of the Company, there are no proceedings to revoke or suspend such listing; (ii) the Company is in compliance with the requirements of the NASDAQ Global Market for continued listing of the ADS Shares thereon and any other applicable NASDAQ Global Market listing and maintenance requirements; and (iii) trading in the ADS Shares has not been suspended by the SEC or the NASDAQ Global Market.
Section 3.13 Tax Matters. Except as disclosed in the SEC Reports or in Section 3.13 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries have filed all material Tax Returns required to be filed by them; (ii) all such material Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes due and owed by the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid; (iv) neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return; (v) no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction; (vi) there are no Liens on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
Section 3.14 Tangible Assets. Except as disclosed in the SEC Reports or in Section 3.14 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of real and tangible personal property that are material to their respective businesses, free and clear of all Liens other than Liens (i) that do not materially interfere with the use of such property or (ii) would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.15 Leases and Contracts. (a) Except as disclosed in the SEC Reports or in Section 3.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any material Company Contract. (b) Except as disclosed in the SEC Reports or in such Section 3.15(b) or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Company Contract is in full force and effect; (ii) the Company and its Subsidiaries have satisfied in full or provided for all of their liabilities and obligations under each such Company Contract requiring performance prior to the date hereof in all material respects, and are not in default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a default; (iii) to the knowledge of the Company, no other party to any such Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default; and (iv) no approval or consent of any Person is needed for each such Company Contract to continue to be in full force and effect following the consummation of the Transactions.
Section 3.16 Employees. Except as disclosed in the SEC Reports or in Section 3.16 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the knowledge of the Company, no officer or key employee of the Company or any of its Subsidiaries, or any group of employees whose continued employment is material to the operations of the Company or any of its Subsidiaries, intends to terminate their employment with the Company and there are no material controversies between the Company and any of its officers or key employees.
Section 3.17 Compliance with Law. Except as disclosed in the SEC Reports or in Section 3.17 of the Disclosure Schedule or except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Company and each of its Subsidiaries and the conduct and operation of their respective businesses are and have been, since January 1, 2007, in material compliance with (a) each Law that affects or relates to this Agreement or the Transaction Documents or any of the Transactions or (b) each Law that is applicable to the Company or its Subsidiaries or their respective businesses, including any environmental and securities Laws and Laws relating to employment practices.
Section 3.18 Related Party Transactions. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all Company Contracts, and any other material relationships, between the Company or any Subsidiary (each, a “Company Party”), on the one hand, and any Related Person of a Company Party, on the other hand, and all obligations owed by a Company Party to any Related Person of the Company Party (other than obligations owed by one Company Party to another), are disclosed in the SEC Reports or in Section 3.18 of the Disclosure Schedule.
Section 3.19 Investment Company. The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

Section 3.20 Corrupt Practices; USA Patriot Act, OFAC. Neither the Company nor any Subsidiary, nor to the knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee. The Company and each of its Subsidiaries is in compliance in all material respects with the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)). None of the Company or its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Entities, or (iii) derives more than 10% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds hereunder will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
Section 3.21 Validity of the Shares.
(a) Upon the issuance to the Investors in accordance with the Transaction Documents, the Shares will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.
(b) Any Conversion Shares issued upon conversion of any of the Shares, upon the issuance thereof, will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens.
Section 3.22 Registration, Information and Special Voting Rights. Except as disclosed in the SEC Reports or in Section 3.22 of the Disclosure Schedule and except as provided in the Series B Purchase Agreement, the Series B Registration Rights Agreement and the Patriarch Investor Rights Agreements, the Company has not granted or agreed to grant any registration rights, information rights or special voting rights to any Person.
Section 3.23 Securities Law Compliance. Assuming the accuracy of the Investors’ representations and warranties contained in Article IV, the offer, sale and issuance of the Shares hereunder and the issuance of any Conversion Shares upon the conversion thereof is and will be in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state and foreign securities laws. Neither the Company nor any agent of the Company has offered the Shares by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 3.24 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company.
Section 3.25 Tag-Along Rights. The Class A Common Shares to be held by any Investor as a result of the conversion of the Shares pursuant to the Authorizing Resolution shall constitute “Common Shares” (as such term is defined in the 2008 IRRA) owned by such Investor for purposes of Section 3.02(b) of the 2008 IRRA.
Section 3.26 Change of Control. The Transactions will not constitute a “Change of Control” (as such term is defined in the Series B Authorizing Resolution) for purposes of the Series B Authorizing Resolution.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
Each Investor hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:
Section 4.1 Organization, Standing and Power. The Investor is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Investor has the necessary power and authority to execute, deliver and perform each Transaction Document to which it is a party.
Section 4.2 Authorization; Execution and Investors. The execution, delivery and performance by the Investor of each Transaction Document to which it is a party have been duly and validly authorized by all necessary corporate action on the part of the Investor and do not require any further authorization or consent of the shareholders of the Investor. This Agreement has been duly executed and delivered by the Investor, and each other Transaction Document to which the Investor is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by the Investor, and this Agreement constitutes, and each of such other Transaction Documents upon execution and delivery thereof by the Investor will constitute, the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, subject to the Enforceability Exceptions.
Section 4.3 No Conflict; Consents and Approvals.
(a) Neither the execution, delivery or performance by the Investor of any Transaction Document to which it is a party, nor the consummation by the Investor of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of the Investor or (ii) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contractual Obligation or any Law applicable to the Investor or any of its properties or assets other than a breach, default, acceleration, right, notice, consent or waiver that is not material.

(b) The Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority in order for the Investor to execute, deliver and perform each Transaction Document to which it is a party and to consummate the Transactions.
Section 4.4 Purchase Entirely for Own Account. The Shares and Conversion Shares to be acquired by the Investor hereunder will be acquired for investment for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act. The Investor does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Shares.
Section 4.5 Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Shares and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. The Investor understands that the purchase of the Shares involves substantial risk.
Section 4.6 Restricted Securities. The Investor understands that the Shares and any Conversion Shares issued to the Investor will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares.
Section 4.7 Legends. The Investor understands that, except as provided below and until such time as the resale thereof has been registered under the Securities Act, certificates evidencing the Shares and Conversion Shares issued to the Investor shall bear the following legends:
(a) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OFFERED FOR SALE, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR IF REQUIRED BY THE COMPANY AN OPINION FROM COUNSEL IN A FORM ACCEPTABLE TO THE COMPANY AND ITS LEGAL COUNSEL STATING THAT SUCH REGISTRATION IS NOT REQUIRED.”
(b) If required under the securities laws of any U.S. state or foreign country in connection with the issuance or sale of the Shares and Conversion Shares issued to the Investor, any legends required in order to comply with such laws.

Section 4.8 Accredited Investor. The Investor is an “accredited Investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act. The Investor’s principal place of business is in the Cayman Islands.
Section 4.9 No General Solicitation. The Investor did not learn of the opportunity to purchase the Shares by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Investor was invited by any of the foregoing means of communications.
Section 4.10 Brokers. Except as heretofore been disclosed to the Company by the Investor, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution an delivery of this Agreement or the Registration Rights Agreement or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Investor, and the Investor shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.
ARTICLE V
COVENANTS
Section 5.1 Access to Information.
(a) In General. The Company shall at all times afford the officers, employees and authorized representatives of the Investors (including independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Company and its Subsidiaries, all to the extent reasonably requested by the Investors. The Investors agree that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company and its Subsidiaries.
(b) Financial and Other Information. If the Company at any time ceases to timely file periodic reports pursuant to Section 13 of the Exchange Act, the Company shall deliver to the Investors each of the following:
(i)
As soon as available, and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year, unaudited interim consolidated balance sheets of the Company and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, cash flow, shareholders equity and changes in financial position of the Company and its Subsidiaries as at the end of and for such quarter, setting forth in each case in comparative form the corresponding figures for and as at the end of the corresponding quarter of the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP consistently applied (subject to year end adjustments and the absence of footnotes);

(ii)
Within one hundred and twenty (120) days after the end of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the consolidated figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants of recognized national standing selected by the Company; and

(iii)
Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available by the Company to the holders of any class of its securities generally or by any Subsidiary of the Company to the holders of any class of its securities generally.

(c) Other Information Upon Request. The Company shall furnish to the Investors with reasonable promptness such other information relating to the Company and its Subsidiaries as the Investors may from time to time reasonably request; provided that the Company shall not be obligated to furnish any information which (i) the Board believes could compromise any attorney-client privilege or (ii) may cause the Company to breach a confidentiality obligation by which it is bound.
Section 5.2 Pre-Closing Actions Affecting the Common Shares. Between the date of this Agreement and the Closing Date, the Company shall not: (i) pay any dividends or make any distributions on its Common Shares other than (A) regular cash dividends or distributions paid out of retained earnings and (B) distributions permitted pursuant to clause (v) or below, (ii) subdivide or reclassify its outstanding Common Shares into a greater number of shares, (iii) consolidate or reclassify its outstanding Common Shares into a smaller number of shares; (iv) other than in an “Exempt Issuance”, issue any “New Securities” for a consideration per share less than the initial “Conversion Price” (with the terms in quotations having the meanings specified in the Authorizing Resolution), (v) other than in such an “Exempt Issuance”, distribute to all holders of its Common Shares any share capital of the Company or evidences of Indebtedness or rights, options or warrants to subscribe for or purchase any of its securities or (vi) effect any transaction referred to in Section 4.8 of the Authorizing Resolution.
Section 5.3 Listing. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the ADS Shares on the NASDAQ Global Market and shall use commercially reasonable efforts to maintain the listing of the ADS Shares on the NASDAQ Global Market, including without limitation, (a) exhausting all available remedies, appeal reviews and other similar mechanisms and procedures provided for under the rules and regulations of the NASDAQ Global Market to permit such continued listing of the ADS Shares and (b) (i) delivering to The Nasdaq Stock Market, Inc. promptly after Closing Date of a notice and opinion of Cayman Islands counsel to the Company that the Company has elected to follow corporate governance practices in the Cayman Islands allowing issuance of the Shares without receipt of shareholder approval otherwise required pursuant to Rule 5635(d) of the Nasdaq Listing Rules and (ii) disclosing such election in the Company’s next filed annual report on Form 20-F.
Section 5.4 Preservation of Accuracy of Representations and Warranties; Fulfillment of Conditions; Notification of Certain Pre-Closing Matters; Cooperation.
(a) The Company and the Investors shall each refrain from taking any action which would render any representation or warranty contained in Article III or IV inaccurate in any material respect as of the Closing Date. Each Party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect or (ii) any Action or Proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.
(b) The Company and the Investors shall each use their respective reasonable best efforts to cause each of the conditions precedent set forth in Article VI to be satisfied as soon as practicable after the date hereof. Without limiting the generality of the foregoing, the Company shall cause the Authorizing Resolution to be duly adopted by the Board prior to the Upset Date.
(c) Between the date hereof and the Closing Date, the Company shall notify the Investors of (i) the occurrence of any Material Adverse Effect, (ii) any Action or Proceeding that is threatened, brought, asserted or commenced against the Company or any of its Subsidiaries or any of their respective officers, directors or employees which would have been required to be disclosed in the Disclosure Schedule with respect to the representations and warranties of the Company set forth in Section 3.9 if such Action or Proceeding had arisen prior to the date hereof, (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (iv) any material default of which the Company becomes aware under any material Company Contract or any event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date; and (v) any notice from any Governmental Authority in connection with or relating to any of the Transactions.
(d) The Company and the Investors shall cooperate fully with each other and assist each other in defending any Action or Proceeding brought against either Party challenging this Agreement or any of the other Transaction Documents or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed.
Section 5.5 Contractual Consents and Governmental Approvals.
(a) The Company will use commercially reasonable efforts to obtain before the Closing Date, and the Investors shall reasonably cooperate with the Company in such efforts, the Company Contractual Consents set forth in Section 3.5(c) of the Disclosure Schedule, provided that neither the Company nor the Investors shall have any obligation to offer or pay any consideration in order to obtain any such Company Contractual Consent.

(b) Between the date hereof and the Closing Date, the Company and the Investors shall use commercially reasonable efforts, and shall cooperate with each other, in making any required filing, registration or notification with, and in attempting to obtain the Company Approvals set forth in Section 3.5(b) of the Disclosure Schedule in connection with the Transactions and to otherwise satisfy the conditions set forth in Article VI.
Section 5.6 Issuance of ADS Shares. Upon the request of an Investor at any time, and subject to applicable securities Laws and the provisions of the Deposit Agreement, the Company shall arrange for any Conversion Shares issued or issuable to the Investors to be deposited with the Depositary and for corresponding ADRs to be issued in the name of the Investor, and the Company shall pay any fees or expense reimbursements required to be paid to the Depositary in connection therewith.
Section 5.7 Investors’ Pre-Emptive Rights.
(a) If at any time the Company wishes to issue any Common Shares, other Capital Shares, Convertible Securities or Share Purchase Rights (collectively, “New Securities”) to any Person or Persons, each Investor shall have a preemptive right to purchase its Pro Rata Share (as defined below), of any such New Securities. “Pro Rata Share” for purposes of this preemptive right means that number of the New Securities equal to the product of (i) a fraction, the numerator of which is the Investor’s aggregate ownership of Common Shares (calculated on an as converted and fully-diluted basis) and the denominator of which is the number of the Company’s total issued and outstanding Common Shares (calculated on an as converted and fully-diluted basis), multiplied by (ii) the number of New Securities to be issued. The Company will not issue any New Securities without first offering each Investor its preemptive right described in this Section 5.7.
(b) In the event that the Company proposes to issue New Securities, it may give each Investor a written notice of its intention to issue New Securities (the “Issuance Notice”), describing the approximate number and type of New Securities, the terms of such New Securities, the estimated pricing date, the estimated price range (as may be modified in accordance with the provisions hereof, the “Estimated Price Range”) and the other terms upon which the Company proposes to issue and sell such New Securities. Any such Issuance Notice shall be delivered to each Investor not less than ten (10) Business Days prior to the pricing (the “Pricing”) of such New Securities. If the estimated pricing date or the Estimated Price Range shall change, the Company shall promptly notify the Investors prior to the Pricing, provided that in the event of any change in the Estimated Price Range, each Investor shall be entitled to revoke any agreement to purchase that it may have delivered as set forth in the following sentence. Following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, each Investor shall have the right, by giving written notice to the Company at least three (3) days prior to the Pricing, to either (x) agree to purchase up to its Pro Rata Share of such New Securities within the Estimated Price Range and upon the general terms specified in the Issuance Notice (which shall not exceed the Investor’s Pro Rata Share) or (y) waive its right to so purchase up to its Pro Rata Share of such New Securities. If, following receipt of an Issuance Notice as set forth in the first two sentences of this paragraph, an Investor fails to agree in writing at least three days prior to the Pricing to purchase the Investor’s full Pro Rata Share of such offering of New Securities, then (A) except as set forth in Section 5.7(c), the Investor shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase, and (B) the Company shall have sixty (60) calendar days thereafter to sell the New Securities with respect to which the Investor’s preemptive right hereunder was not exercised, at a price within or above the Estimated Price Range and upon general terms no more favorable to the purchasers thereof than specified in the Company’s Issuance Notice to the Investors. In the event that the Company has not issued and sold the New Securities within such sixty (60) calendar day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Investors pursuant to this Section 5.7.
(c) In the event that the Company proposes to issue New Securities in a transaction in which (i) it does not provide the Investors with the Issuance Notice and an opportunity for the Investors to elect to purchase up to their Pro Rata Share of such New Securities during the period described above, or (ii) it shall have notified (or been required to notify) the Investors, less than five days prior to the Pricing, of any acceleration in the estimated pricing date, or a delay in the estimated pricing date of more than ten (10) days, or a reduction of more than 10% in the Estimated Price Range (and the Investors shall not have purchased New Securities in connection with such transaction), then no later than five (5) days after the issuance of such New Securities, the Company shall provide the Investors with a written notice of the issuance of such New Securities, setting forth the price and other terms on which such New Securities were sold, and the Investors shall have thirty (30) days from the date such notice is effective hereof based upon the manner or method of notice, to deliver to the Company a written notice indicating its agreement to purchase up to its Pro Rata Share of such New Securities at the same price and on the same terms and conditions under which such New Securities were sold in such transaction, by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed the Investors’ Pro Rata Share), and upon receipt of such written notice from the Investors, the Company shall be required to sell such quantity of the New Securities to the Investors.
(d) If the Investors gives the Company notice pursuant to Section 5.7(b) or Section 5.7(c) that the Investors desires to purchase all or any of the New Securities it is entitled to purchase (the “Elected New Securities”), payment therefor shall be made by wire transfer, against issuance of such New Securities at the executive offices of the Company, on the date such securities are issued to the Investors. In the event that the Issuance Notice specifies that consideration other than cash is to be paid in connection with any issuance of New Securities, in lieu of such other consideration, the Investors will be entitled to pay the cash equivalent of such other consideration, as determined by an independent third-party appraiser jointly appointed by the Company and the Investors.
(e) The preemptive rights contained in this Section 5.7 shall not apply to the issuance of any of the following: (i) any PIK Dividend Shares (as defined in the Series B Purchase Agreement), (ii) any Permitted Parity Preferred Shares with regard to which the Investors have not exercised such preemptive rights or (iii) any New Securities issued (A) as a share dividend to holders of Common Shares, Series B Preferred Shares, Series C Preferred Shares or Permitted Parity Preferred Shares or upon any subdivision or combination of such Common Shares, Series B Preferred Shares, Series C Preferred Shares or Permitted Parity Preferred Shares, (B) upon the conversion of any Series B Preferred Shares, Series C Preferred

Shares or Permitted Parity Preferred Shares or upon the conversion or exchange of any other Convertible Securities of the Company duly issued on or prior to the date hereof that are convertible into or exchangeable for Common Shares (including any “Loan Shares”, as defined in the Patriarch Credit Agreement), (C) upon the exercise of any Share Purchase Rights issued prior to the date hereof (D) to employees, officers or directors of the Company or any Subsidiary pursuant to incentive agreements, share purchase or share option plans, share bonuses or awards, or employment or advisory related warrants, contracts or other arrangements approved by the Board prior to or following the date hereof or (E) in connection with any direct or indirect acquisition by the Company of, or a merger with and into the Company of, another Person or business approved by the Board prior to or following the date hereof.
Section 5.8 Shelf Registration Statement.
(a) Filing. The Company shall file with the SEC, within 45 days after the Closing Date, a Shelf Registration Statement covering the resale from time to time of Registrable Securities by Registrable Securities Holders (such Shelf Registration Statement may also from time to time cover the resale of any Parity Registrable Securities held by any holders of Parity Registrable Securities) in accordance with the methods or distribution selected by such holders and shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing.
(b) Continued Effectiveness. Subject to Section 5.8(c), the Company shall use its reasonable best efforts to have the Shelf Registration Statement declared effective within 120 days after the Closing Date. The Company shall thereafter use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Shelf Registration Statement and the Prospectus as may be necessary to keep the Shelf Registration Statement current and continuously effective in order to permit the Prospectus forming a part thereof to be usable by the Registrable Securities Holders for the offer and sale of Registrable Securities until the earlier of (x) the fifth anniversary of the date hereof and (y) the date as of which such Registrable Securities Holders no longer hold any Registrable Securities.
(c) Suspension of Use of Shelf Registration Statement. The Company may suspend the use of the Shelf Registration Statement by the Registrable Securities Holders (and any holders of Parity Registrable Securities) if the Company furnishes to such holders a certificate signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company (x) stating that a Potential Material Event exists (and enclosing a copy of the written determination of the Board referred to in the definition of Potential Material Event) or (y) stating that a Company-initiated registration statement for an underwritten offering of Equity Securities has become effective, in which event the Company shall have the right to suspend such use for a period of not more than 90 calendar days after the date of such certificate (a “Shelf Suspension”), provided that the Company shall not exercise a Shelf Suspension more than twice in any 12-month period with at least a 60 calendar day interval between each Shelf Suspension. In the event of any Shelf Suspension, no Registrable Securities Holder (or Parity Registrable Securities Holder) may offer or sell any Registrable Securities (or Parity Registrable Securities) pursuant to the Shelf Registration Statement during the period of the applicable Shelf Suspension.

(d) Expenses of Registration. All Registration Expenses incurred in connection with any registration, filing, qualification or compliance pursuant to this Section 5.8 shall be borne by the Company. Unless otherwise stated, all Selling Expenses relating to any Registrable Securities and/or Parity Registrable Securities offered pursuant to the Shelf Registration Statement filed pursuant to this Section 5.8 shall be borne by the applicable Selling Holders pro rata based on the respective numbers of Registrable Securities and/or Parity Registrable Securities registered by them.
(e) Further Obligations of the Company. Whenever the Company effects the registration of any Registrable Securities pursuant to this Section 5.8, the Company shall:
(i)
Registration of ADS. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADS Shares, the Company shall, if and to the extent necessary, register additional ADS Shares on Form F-6, to permit the sale of such Registrable Securities and/or Parity Registrable Securities as ADS Shares.

(ii)
Copies of Documents. Furnish to each Selling Holder, without charge, such number of conformed copies of the Shelf Registration Statement and of any amendments and supplements thereto (in each case including all exhibits), such number of copies of the Prospectus included in such Shelf Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Shelf Registration Statement or Prospectus, and such other documents, as such Selling Holders may reasonably request.

(iii)
Opinion and Comfort Letter. Furnish to such Selling Holders (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of such Shelf Registration Statement (or, in the case of any underwritten public offering pursuant to the Shelf Registration Statement, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Shelf Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Selling Holders, and (ii) a “cold comfort” letter, dated the effective date of the Shelf Registration Statement (and, in the case of any underwritten public offering pursuant to the Shelf Registration Statement, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company’s financial statements included in such Shelf Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to such Selling Holders.

(iv)
“Blue Sky” Qualification. Register or qualify all Registrable Securities and Parity Registrable Securities to be offered under such Shelf Registration Statement under the securities or blue sky laws of such jurisdictions as the applicable Selling Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Selling Holders to consummate the disposition in such jurisdictions of the Registrable Securities and/or Parity Registrable Securities offered pursuant to such Shelf Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

(v)
Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Shelf Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the SEC a supplement or amendment to the Shelf Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to such Selling Holders as such Selling Holders may reasonably request.

(vi)
SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify the applicable Selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Shelf Registration Statement at the earliest possible time.

(vii)
Listing Requirements. Use its reasonable best efforts to list such Registrable Securities and/or Parity Registrable Securities on each securities exchange on which the Equity Securities of the Company (including the ADS Shares) are then listed. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADS Shares, the Company shall (subject to the Deposit Agreement) procure delivery of ADS Shares listed on such securities exchange to the Selling Holders and, to the extent additional ADS Shares are required to be registered on Form F-6 in order to carry out such delivery, register such additional ADS Shares.

(viii)
Certificate Preparation. Cooperate with the applicable Selling Holders to facilitate the timely preparation and delivery of certificates for the Registrable Securities and/or Parity Registrable Securities to be offered pursuant to the Shelf Registration Statement and enable such certificates for the Registrable Securities and/or Parity Registrable Securities to be in such denominations or amounts as the case may be, as such Selling Holders may reasonably request, and deliver, or shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to such Selling Holders) an appropriate instruction and opinion of such counsel. If the Selling Holders propose to sell Registrable Securities and/or Parity Registrable Securities in the form of ADS Shares, the Company shall cooperate with such Selling Holders to facilitate the timely delivery of the certificates referred to above to the Depositary and shall (subject to the Deposit Agreement) cause the Depositary to cooperate with such Selling Holders to facilitate the timely preparation and delivery of the depositary receipts evidencing such ADS Shares in such denominations or amounts as the case may be, as such Selling Holders may reasonably request.

(ix)
Underwriting Agreement. In the event of any underwritten public offering pursuant to the Shelf Registration Statement, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of Section 5.8(h), with the managing underwriter of such offering.

(x)
Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the applicable Selling Holders of the Registrable Securities and/or Parity Registrable Securities pursuant to the Shelf Registration Statement.

(f) Information from Holders. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 5.8 with respect to the Registrable Securities or Parity Registrable Securities of any Selling Holder that such Selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities or Parity Selling Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such securities.
(g) Preparation; Reasonable Investigation; Review by Counsel. In connection with any offering of Registrable Securities under the Shelf Registration Statement, each Registrable Securities Holder, its underwriters, if any, and counsel for such Registrable Securities Holder shall:
(i)
be permitted to review such Shelf Registration Statement, each prospectus included therein or filed with the SEC, and each amendment thereof or supplement thereto a reasonable period of time (but not less than 3 Business Days) prior to their filing with the SEC; and

(ii)
be given reasonable access to the Company’s books and records and such opportunities to discuss the business of the Company with its officers, counsel and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Registrable Securities Holders, such underwriters, if any, or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

(h) Indemnification. In the event any Registrable Securities and/or Parity Registrable Securities are included in the Shelf Registration Statement filed pursuant to this Section 5.8, the following indemnification provisions shall apply.
(i) Indemnification by the Company.
(1) Indemnification. To the extent permitted by law, the Company shall indemnify and hold harmless each Selling Holder, each of the employees, officers, directors, partners, members, managers, legal counsel and agents of such Selling Holders, any underwriter (as defined in the Securities Act) for such Selling Holders and each Person, if any, who controls any of such Selling Holders or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Holder Indemnified Persons”) against and hold each Holder Indemnified Person harmless from any and all liabilities, obligations, losses, damages, (excluding consequential, special, indirect or punitive damages), lawsuits, investigations, arbitrations, actions, judgments, costs, expenses or claims, including, without limitation, reasonable attorneys’ fees and expenses incurred in investigation or defending any of the foregoing (collectively, “Losses”), that the Holder Indemnified Persons may suffer or sustain arising out of or due to any of the following (any of the following being a “Violation”):
(a) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;
(b) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
(c) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law, or any applicable securities laws or Laws of a jurisdiction outside the United States.
(2) Limitations on Indemnification. Notwithstanding the foregoing, the Company shall not be liable for:
(a) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); or
(b) any Losses to the extent that such Losses arise out of or are based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Selling Holders expressly for use in connection with such registration.
(ii) Indemnification by the Registrable Securities Holders.
Indemnification. To the extent permitted by law, each Selling Holder participating in any registration pursuant to this Agreement shall indemnify and hold harmless the Company, each of the Company’s employees, officers, directors, legal counsel and other agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls the Company or underwriter within the meaning of the Securities Act or Exchange Act (collectively, the “Company Indemnified Persons”), against and hold each Company Indemnified Person harmless from any and all Losses that the Company Indemnified Persons may suffer or sustain arising out of or due to any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in strict conformity with written information furnished by such Selling Holder expressly for use in connection with such registration.
(2) Limitations on Indemnification. Notwithstanding the foregoing, no Selling Holder shall not be liable for:
(a) indemnification pursuant to this Agreement in excess of the aggregate net cash proceeds received by such Selling Holder from the offering of Registrable Securities in such registration;
(b) any amounts paid in settlement of any such Losses if such settlement is effected without the consent of such Selling Holder; (which consent shall not be unreasonably withheld or delayed); or

(c) any Losses to the extent that such Losses do not arise out of or are not based upon a Violation which occurs in reliance upon and in strict conformity with written information furnished by such Selling Holder expressly for use in connection with such registration.
(iii)
Indemnification Mechanics. If there occurs an event which a Company Indemnified Person or a Holder Indemnified Person (any such Person being the “Indemnitee”) hereto asserts is an indemnifiable event pursuant to this Section, the Indemnitee shall promptly notify the party obligated to provide indemnification hereunder (the “Indemnitor”) in writing of such event. Delay or failure to so notify the Indemnitor shall only relieve the Indemnitor of its obligations to the extent, if at all, that it is actually prejudiced by reason of such delay or failure. The Indemnitor shall have a period of 20 calendar days in which to respond thereto. If the Indemnitor so elects, within such 20 day period, it shall be entitled to assume the defense of such claim (such election to be without prejudice to the right of the Indemnitor to dispute whether such claim constitutes Losses under this Section 5.8(i)). If the Indemnitor fails to assume the defense of such matter within such 20 calendar day period or does not respond within such 20 calendar day period, the Indemnitee against which such matter has been asserted shall (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense, the defense, compromise or settlement of such matter on behalf of the Indemnitee, provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld) and provided further that the Indemnitor shall have the right to participate (but not control) at its own expense in the defense of such asserted claim. In any event, the Indemnitee shall have the right to participate (but not control) at its own expense in the defense of such asserted liability; provided, however, that the Indemnitor shall pay the expenses of such defense if the Indemnitee is advised by counsel in writing that there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to the Indemnitor (in which case, if the Indemnitee notifies the Indemnitor in writing, the Indemnitor shall not have the right to assume the defense of such asserted liability on behalf of the Indemnitee).

(iv)
Contribution. If the indemnification provided for in this Section 5.8(h) is held by a court of competent jurisdiction to be unavailable to an Indemnitee with respect to any Losses, then the Indemnitor, in lieu of indemnifying such Indemnitee hereunder, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitor on the one hand and of the Indemnitee on the other in connection with the Violation that resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall any contribution under this Section 5.8(h)(iv) from any Selling Holder, together with the amount of any indemnification payments made by such Selling Holder pursuant to Section 5.8(h)(ii) above, exceed the net proceeds from the offering received by such Selling Holder. The relative fault of the Indemnitor and of the Indemnitee shall be determined by reference to, among other things, whether the Violation relates to information supplied by the Indemnitor or the Indemnitee and the parties relative intent, knowledge, access to information, and opportunity to correct or prevent such Violation.

(v)
No Inconsistent Underwriting Agreements. Notwithstanding any provision of this Agreement to the contrary, the Selling Holders shall not be required to enter into an underwriting agreement that contains indemnification and contribution provisions which, in the sole discretion of such Selling Holders, materially differ from those contained in this Section 5.8(h).

(vi)
Registration in Non-U.S. Jurisdictions. In the event that the ADS Shares cease to be listed on the NASDAQ Global Market and have not been listed on another nationally recognized securities exchange in the United States, but the Company has listed its Common Shares (or related depositary shares) on any Designated Offshore Securities Market or other internationally recognized securities exchange, then the Company shall use its reasonable best efforts, to the extent permitted by applicable law, to provide the Registrable Securities Holders with substantially the same rights and benefits in such jurisdiction as are provided for in this Section 5.8, and to take such steps, if any, consistent with customary market practice at the time so that the Registrable Securities are freely transferable in such listed market without transfer restrictions imposed by the securities or similar laws of such jurisdiction.

Section 5.9 Board Observer.
(a) The Investors shall have the right to have one representative (who need not be the same individual from meeting to meeting) (a “Non-Voting Observer”) observe in full each meeting of the Board and each of the committees thereof (a “Meeting”), whether in person or, at the option of the Non-Voting Observer, via telephone attendance; provided that the Non-Voting Observer may not attend (i) any Meeting of the Audit Committee or Compensation Committee where such committee has determined in good faith and after consultation with legal counsel that the subject matter of such Meeting is such that it is required or advisable that only independent directors attend and non-independent directors not attend, (ii) any Meeting or portion thereof where such attendance by the Non-Voting Observer could, in the opinion of legal counsel, compromise the Company’s attorney-client privilege under applicable law or (iii) any Meeting or portion thereof where a similarly situated director of the Company should, in the opinion of legal counsel, recuse himself from attendance of such Meeting or portion thereof under applicable law, regulation or the rules of any stock exchange or interdealer quotation system because such attendance would present a material conflict of interest; provided, however, that any such exclusion of the Non-Voting Observer pursuant to clause (ii) or (iii) shall extend only with respect to the subject matter and portion of any such Meeting relating to such privilege or conflict. Zohar CDO 2003-1, Limited, Zohar II 2005-1, Limited, their Affiliates and their Affiliated Funds shall not exercise their rights under this Section 5.9 and Section 5.2 of the Patriarch Credit Agreement with respect to the same Meeting.
(b) The Company shall give the Investors written notice of each Meeting, including the Meeting’s time and place, in the same manner as the directors of the Board, and (subject to the exceptions in clause (i) and (ii) of Section 5.9(a)) shall provide the Investors with any document, correspondence or other information provided to any member of the Board individually or to the Board collectively, whether provided by the Company or a third party, including, without limitation, agenda and minutes of the Meetings, in each case, no later than it gives such notice and provides such document, correspondence or other information to such member or the Board, as the case may be.
(c) The Company shall reimburse the Non-Voting Observer for its reasonable out-of-pocket expenses incurred in connection with attendance at each Meeting, including but not limited to food, lodging and transportation.
(d) The Non-Voting Observer shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, the Board or committee without voting. The Non-Voting Observer shall have a duty of confidentiality to the Company comparable to the duty of confidentiality of a director of the Board.
(e) The Company shall use commercially reasonable efforts to obtain within 30 days of the Second Amendment Date (as such term is defined in the Patriarch Credit Agreement) and (if so obtained) shall thereafter maintain directors’ and officers’ liability insurance covering the Non-Voting Observer in an amount of at least $10,000,000.
(f) The Company shall indemnify and hold harmless, to the fullest extent permitted under applicable law, the Non-Voting Observer to the same extent as members of the Board and on terms no less favorable than under the Company’s by-laws or other governing document as in effect on the date hereof.
Section 5.10 Negotiation of Proper Initial Conversion Price. Each of the Company and the Investors shall negotiate in good faith to mutually agree on the proper initial Conversion Price pursuant to Section 4.4(h) of the Authorizing Resolution. If the initial Conversion Price is adjusted pursuant to such section, then the Company will deliver to the Investors, together with the officer’s certificate required by and no later than the end of the 15-day period set forth in such section, an updated Disclosure Schedule Section 3.2(a) setting forth the adjusted issued and outstanding capital of the Company on a fully diluted basis immediately prior to and immediately following the Closing.

ARTICLE VI

CONDITIONS
Section 6.1 Conditions to the Company’s Obligations. The obligation of the Company to sell and issue the Shares and to consummate the other Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:
(a) No Order. No court or other Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any Transaction Document or (ii) seeks to restrain, prohibit or invalidate the consummation of the Transactions or to invalidate any provision of any Transaction Document.
(b) Company Approvals. Each Company Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or the other Transaction Documents or (ii) would reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Material Adverse Effect.
(c) Performance of Obligations. Each of the Investors shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement or the other Transaction Documents and required to be performed at or prior to the Closing.
(d) Representations and Warranties. Each of the representations and warranties of the Investors contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Investors that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).
(e) Officer’s Certificate. A certificate executed on behalf of each of the Investors by a senior executive of such Investor, to the effect that the conditions set forth in paragraphs (c) and (d) above have been satisfied, shall have been delivered to the Company.
(f) Amendment. The Amendment shall have been executed and delivered by the parties thereto (other than the Company) and become effective.

Section 6.2 Conditions to the Investors’ Obligations. The obligation of the Investors to purchase the Shares and to consummate the other Transactions on the Closing Date shall be subject to the fulfillment (or waiver by the Investors) at or prior to the Closing of each of the following conditions:
(a) Effectiveness of Authorizing Resolution. The Authorizing Resolution shall be in full force and effect.
(b) No Order. No court or other Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any Transaction Document or results or would result in a Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of any Transaction Document.
(c) Company Approvals. Each Company Approval shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of any Transaction Document or (ii) would reasonably be expected, individually or together with other Company Approvals that have not been obtained or made, to have a Material Adverse Effect.
(d) Contractual Consents. Each Company Contractual Consent shall have been obtained and shall be in full force and effect to the extent that the failure to obtain such Company Contractual Consent would reasonably be expected, individually or together with other Company Contractual Consents that have not been obtained, to have a Material Adverse Effect.
(e) Performance of Obligations. The Company shall have performed in all material respects each of its respective covenants and agreements contained in this Agreement and each other Transaction Document and required to be performed at or prior to the Closing.
(f) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).
(g) No Other Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any changes, events or developments that have had, or would reasonably be expected, individually or in the aggregate, to have, a Material Adverse Effect.

(h) Officer’s Certificate. A certificate executed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in paragraphs (c), (d), (e) and (f) above have been satisfied, shall have been delivered to the Investors.
(i) Opinions of Company Counsel. The Investors shall have received an opinion from (i) Conyers, Dill & Pearman, special Cayman Islands counsel to the Company, dated as of the Closing Date, substantially in the form attached as Exhibit C-1 and (ii) Latham & Watkins, special New York counsel to the Company, dated as of the Closing Date, substantially in the form attached as Exhibit C-2 hereto.
(j) Good Standing Certificates. The Investors shall have received a Certificate of Good Standing for the Company dated not more than five (5) Business Days prior to the Closing Date issued by the Registrar of Companies of the Cayman Islands.
(k) Company Secretary’s Certificate. The Investors shall have received a certificate in a form reasonably satisfactory to the Investors from the Company Secretary or another officer (if there is no person serving as Company Secretary) of the Company attaching and certifying: (i) true and correct copies of the Memorandum and Articles of Association of the Company; (ii) a true and correct copy of the Authorizing Resolution as duly adopted by the Board and as in full force and effect, (iii) true and correct copies of the resolutions adopted by the Board authorizing the execution and delivery of this Agreement and each of the other Transaction Documents to which the Company is a party, as in full force and effect, and (iv) as to the incumbency of any officers of the Company executing any Transaction Document.
(l) Amendment. The Amendment shall have been executed and delivered by the parties thereto (other than the Investors and the Administrative Agent (as defined in the Amendment)) and become effective.
ARTICLE VII

INDEMNIFICATION
Section 7.1 Survival. The respective representations, warranties, covenants and agreements of the Company and the Investors set forth in this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing Date and the consummation of the Transactions indefinitely. Notwithstanding the foregoing, the covenants set forth in Sections 5.1, 5.3, 5.4(d), 5.6, 5.7, and 5.9 shall survive the Closing Date so long as the Investors and their Affiliates and Affiliated Funds continue to hold at least 5% of the Common Shares (calculated on an as converted and fully-diluted basis).
Section 7.2 Indemnification. Subject to the limitations set forth in this Article VII, the Company shall indemnify, defend and hold harmless each of the Investors, its members, managers, officers, employees and Affiliates (collectively, the “Investor Indemnified Parties”) from and against any and all losses, costs, damages, liabilities, obligations, impositions, inspections, assessments, fines, deficiencies and expenses (collectively, “Damages”) resulting from, in connection with or arising out of (i) any inaccuracy in any representation or warranty of the Company contained in this Agreement or in the certificate delivered pursuant to Section 6.2(h) or (ii) any breach of or default under any of the covenants or agreements given or made by the Company in this Agreement; provided, however, that any claim by any Investor Indemnified Party under clause (i) above shall be made prior to the date on which the applicable representation and warranty expires pursuant to Section 7.1 and that any claim by any Investor Indemnified Party under clause (ii) above shall be made within twelve (12) months of the time performance of such covenant or agreement is contemplated.
Section 7.3 [Intentionally Omitted.]
Section 7.4 Indemnification Procedures. In the event an Investor Indemnified Party has a claim against the Company under this Article VII, such Investor Indemnified Party shall deliver notice of such claim (which claim shall be described with reasonable specificity in such notice) with reasonable promptness to the Company. The failure by such Investor Indemnified Party to so notify the Company shall not relieve the Company from any liability which it may have to such Investor Indemnified Party under this Article VII, except to the extent that the Company demonstrates that it has been actually prejudiced by such failure. If the Company disputes its liability with respect to such claim, such Investor Indemnified Party and the Company shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by arbitration pursuant to Section 9.10.
Section 7.5 Third-Party Claims. In the event that an Investor Indemnified Party becomes aware of a third-party claim which such Investor Indemnified Party believes may result in a demand for indemnification pursuant to this Article VII, such Investor Indemnified Party shall promptly notify the Company of such claim, and the Company shall be entitled to assume the defense of such claim (such election to be without prejudice to the right of the Company to dispute whether such claim constitutes indemnifiable Damages under this Article VII); provided, however, that such Investor Indemnified Party shall be entitled to participate, at the Investor Indemnified Party’s sole expense, in (but not control) such defense and (ii) the Company shall not settle such claim without the consent of such Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement entails no payment of any kind by such Investor Indemnified Party and provides for the complete release from all liabilities and claims of any kind of such Investor Indemnified Party from such claim and the circumstances giving rise to such claim; provided, further, however, that if the Company does not elect to assume the defense of such claim pursuant to this sentence, then the Company may participate in (but not control), at the Company’s sole expense, such defense. The failure by such Investor Indemnified Party to so notify the Company shall not relieve the Company from any liability which it may have to such Investor Indemnified Party under this Article VII, except to the extent that the Company demonstrates that it has been actually prejudiced by such failure.
Section 7.6 Tax Treatment of Indemnity Payments. Any indemnity payments made hereunder by the Company to an Investor Indemnified Party, shall be treated by the parties for all federal, state and local income tax purposes as an adjustment to the consideration paid by the Investor for the Shares, and not as a dividend or other form of income payment from the Company to the Investor.

Section 7.7 Exclusivity. Except in the case of fraud, the indemnification provisions of this Article VII shall be the Investors’ sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement and the Investors shall not pursue or seek any other monetary remedy.
Section 7.8 Certain Damages. In no event shall the indemnification obligations under this Agreement or the term “Damages” cover or include consequential, incidental, special, indirect or punitive damages or lost profits suffered by an Investor Indemnified Party, whether based on statute, contract, tort or otherwise.
ARTICLE VIII
FURTHER AGREEMENTS; TRANSFER RESTRICTIONS
Section 8.1 Public Announcements. The Investors and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the other Transaction Documents or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Law or stock exchange rule.
Section 8.2 Fees and Expenses.
(a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the other Transaction Documents and the Transactions shall be paid by the party incurring such cost or expense.
(b) The Company shall pay to the Investors documented legal and other expenses incurred by the Investors in connection with the Transactions, with (a) an amount equal to the aggregate par value of the Shares paid on the Closing Date by set off against amounts owed by the Investors to the Company under Section 2.3(a); and (b) the remainder of such expenses paid on the first Hong Kong business day following the Closing Date by wire-transfer of same day funds to Citibank, Los Angeles, ABA #: 322271724, Swift Code: CITIUS33, Account Name: Jones Day Operating Account, Account #: 203196878, REF: 223194-615023 (or such other account or accounts as the Investors shall notify the Company in writing).
(c) The Company shall pay or promptly reimburse the Investors for any transfer taxes, document Taxes, stamp duty or other similar Taxes imposed in connection with the issuance of the Shares or Conversion Shares to the Investors.
Section 8.3 Restrictions on Transfers of Series C Preferred Shares.
(a) Certain Transfers Prohibited. In no event shall the Investors Transfer any Series C Preferred Shares to a Competitor at any time. For the avoidance of doubt, the foregoing restrictions shall not apply to any Transfers of Common Shares held by the Investors.

(b) Transferees to be Bound by Certain Restrictions. It shall be a condition to any Transfer of Series C Preferred Shares by the Investors that the transferee (other than a transferee purchasing shares in a public offering or through a brokerage transaction) agree in writing to be bound by (i) the limitation on short sales set forth in Section 8.4 below (which shall apply so long as such transferee shall continue to hold any Series C Preferred Shares) and (ii) the restriction on Transfers of Series C Preferred Shares to Competitors set forth in Section 8.3(a) above.
(c) Non-Complying Transfers Null and Void. Any purported Transfer of Series C Preferred Shares in violation of this Section 8.3 shall be null and void and the Company will not register such purported Transfer.
Section 8.4 Limitation on Short Sales. So long as an Investor holds any Series C Preferred Shares, the Investor shall not engage in any short sales of Common Shares or ADS Shares. For the avoidance of doubt, the foregoing restriction shall cease to apply once the Investor no longer holds Series C Preferred Shares, even if the Investor thereafter continues to hold Common Shares.
ARTICLE IX
GENERAL
Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of the Investors and the Company;
(b) by the Investors if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(f) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Investors; provided that neither of the Investors is then in material breach of any representation or warranty or material breach of any covenant or agreement made by it in this Agreement.
(c) by the Company if there has been (i) a material breach of any of the representations or warranties of either of the Investors set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(d) or (ii) a material breach of any of the covenants or agreements of either of the Investors set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the Investors of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty or material breach of any covenant or agreement made by it in this Agreement.

(d) by either the Investors or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable;
(e) by either the Investors or the Company if the Closing shall not have occurred on or before July 12, 2010 (the “Upset Date”, as such date may be hereafter extended by agreement of the parties), unless the failure for the Closing to occur is the result of a material breach of this Agreement by the Party seeking to terminate this Agreement;
In the event of termination of this Agreement by either the Investors or the Company, as provided in this Section 9.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investors or the Company, or their respective officers, directors, managers, members or shareholders, except for Sections 8.2 and 9.1 and except that no such termination shall relieve any Party of liability for any breach of any other provision of this Agreement occurring prior to such termination.
Section 9.2 Notices. Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received. All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:
(i) If to the Investors, at the following address:
Zohar CDO 2003-1, Limited
c/o Patriarch Partners, LLC
32 Avenue of the Americas, 17th Floor
New York, NY 10013
Attn: Senior Credit Associate
Facsimile: 212-825-2038
with a copy to
c/o Patriarch Partners, LLC
32 Avenue of the Americas, 13th Floor
New York, NY 10013
Attn: Senior Director Legal
Facsimile: 212-483-0709
Zohar II 2005-1, Limited
c/o Patriarch Partners, LLC
32 Avenue of the Americas, 17th Floor
New York, NY 10013
Attn: Senior Credit Associate
Facsimile: 212-825-2038

with a copy to
c/o Patriarch Partners, LLC
32 Avenue of the Americas, 13th Floor
New York, NY 10013
Attn: Senior Director Legal
Facsimile: 212-483-0709
with a copy by fax or messenger or courier to:
Jones Day
North Harwood Street
Dallas, Texas 75201
Facsimile: (214) 969-5100
Attention: Michael O. Weisberg, Esq.
(ii) If to the Company, at the following address:
Xinhua Sports & Entertainment Limited
Suite 2103-4
Vicwood Plaza
199 Des Voeux Road
Central, Hong Kong
Facsimile: +852.2541.8266
Attention: John McLean
with a copy by fax or messenger or courier to:
Latham & Watkins
41st Floor, One Exchange Square
8 Connaught Place, Central
Hong King
Fax: +852.2522.7006
Attn: David T. Zhang
or to such other respective addresses as may be designated by notice given in accordance with this Section 9.2. If, subsequent to the date hereof, an Investor assigns any of its pre-emptive rights under Section 5.7 to an Affiliate or an Affiliated Fund in accordance with this Agreement, any notice to the Investor pursuant to this Section 9.2 shall be deemed to also have been duly delivered to such Affiliate or Affiliated Fund.
Section 9.3 Complete Agreement; No Third-Party Beneficiaries. This Agreement, the Disclosure Schedule and the other Transaction Documents constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith. This Agreement, other than Article VII, is not intended to confer upon any person other than the Company and the Investors any rights or remedies hereunder.

Section 9.4 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. SUBJECT TO SECTION 9.10, THE INVESTORS AND THE COMPANY HEREBY CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR TO DETERMINE THE RIGHTS OF ANY PARTY HERETO.
Section 9.5 No Assignment. Neither this Agreement nor any rights or obligations of the Company under it are transferable or assignable by the Company without the written consent of the Investors. After the Closing, this Agreement and the rights and obligations of an Investor under it are assignable by such Investor to a Person that is not a Competitor; provided that, in addition to the foregoing limitation (a) such Investor shall furnish the Company written notice of the name and address of such transferee or assignee, (b) such transferee or assignee shall have agreed in writing to be bound by the transfer restrictions and other applicable provisions of this Agreement, (c) the rights of the Investors set forth in Section 5.1(b) or (c) may only be transferred or assigned to a transferee or assignee that has entered into a confidentiality undertaking reasonably satisfactory to the Company with respect thereto, (d) the Investors may only transfer or assign the rights and obligations under Section 5.9 to a single transferee, and (e) the Investors may only assign rights to register Registrable Securities under Section 5.8 in connection with a Transfer to a transferee of Registrable Securities representing at least 1% of the number of Common Shares outstanding at the time of such Transfer, provided the Company is furnished with a written notice of the name and address of such transferee or assignee and the Registrable Securities with respect to which such registration rights are being assigned.
Section 9.6 Counterparts. This Agreement may be executed in one or more counterparts and by different parties in separate counterparts. All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.
Section 9.7 Remedies; Waiver. Subject to Section 7.7, all rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. No failure on the part of any Party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right. Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement. The Company and the Investors shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other Party.
Section 9.8 Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction. The Company and the Investors shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.
Section 9.9 Amendment; Waiver. This Agreement may be amended only by agreement in writing of both parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.
Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
[the next page is the signature page]

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective officers thereunto duly authorized all as of the date first written above.

XINHUA SPORTS & ENTERTAINMENT LIMITED
By:	/s/ Graham Anton Earnshaw
	Name:	Graham Anton Earnshaw
	Title:	Director

Signature Page to Series C Convertible Preferred Shares Purchase Agreement

INVESTORS:	ZOHAR CDO 2003-1, LIMITED

	By:	Patriarch Partners VIII, LLC,
its Collateral Manager

		By:	/s/ Lynn Tilton

			Name:	Lynn Tilton
			Title:	Manager

ZOHAR II 2005-1, LIMITED

	By:	Patriarch Partners XVI, LLC,
its Collateral Manager

		By:	/s/ Lynn Tilton

			Name:	Lynn Tilton
			Title:	Manager
Signature Page to Series C Convertible Preferred Shares Purchase Agreement

Exhibit A
to
Series C Convertible Preferred Shares
Purchase Agreement
Defined Terms
“AAA” has the meaning set forth in Section 9.10(b).
“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.
“ADRs” means the American Depositary Receipts evidencing the ADS Shares.
“ADS Shares” means the American depository shares issued by the Depositary pursuant to the Deposit Agreement each of which shares represents two Class A Common Shares.
“Affiliate” means with respect to any Person, any other Person that directly or indirectly, though one or more intermediaries, controls, is controlled by, or under common control with, the first mentioned Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and under “common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Affiliated Fund” means any investment fund sponsored or managed by an Investor or an Affiliate.
“Amendment” has the meaning set forth in the Recitals.
“Articles of Association” means the Amended and Restated Articles of Association of the Company as currently in effect.
“Authorizing Resolution” has the meaning set forth in the Recitals.
“Board” means the Board of Directors of the Company.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or Hong Kong are authorized by law or executive order to close.
“Capital Shares” means any shares in the capital of the Company.
“Class A Common Shares” means the A Common Shares in the Company with a nominal value of $0.001 per share.

“Class B Common Shares” means the B Common Shares in the Company with a nominal value of $0.001 per share.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Shares” means, collectively, the Class A Common Shares and the Class B Common Shares.
“Company” has the meaning set forth in the Preamble.
“Company Approvals” has the meaning set forth in Section 3.5(b).
“Company Contract” means any indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement (whether written or oral) to which the Company or any Subsidiary is a party or by the Company or any Subsidiary or any of their respective properties or assets is bound.
“Company Contractual Consents” has the meaning set forth in Section 3.5(c).
“Company Indemnified Persons” has the meaning set forth in Section 5.8(h)(ii)(1).
“Company Party” has the meaning set forth in Section 3.18.
“Competitor” means (i) any Person that is engaged in any business or organization in any jurisdiction in which the Company or any of its Subsidiaries sells products or provides services which, directly or indirectly, Competes (as hereinafter defined) with the Company or any of its Subsidiaries; and (ii) any Affiliates of a Person described in clause (i). A business or organization shall be deemed to “Compete” with the Company or a Subsidiary of the Company if such business or organization competes in a significant manner with the business of the Company or any of its Subsidiaries as such business is conducted as of the date hereof or at any time while this Agreement is in effect.
“Contingent Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.
“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.
“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).
“Conversion Shares” means any Class A Common Shares issued upon conversion of any of the Shares pursuant to Article 4 of the Authorizing Resolution.
“Convertible Securities” means any securities or obligations that are convertible into or exchangeable for Capital Shares.
“Damages” has the meaning set forth in Section 7.2.
“Deposit Agreement” means the Deposit Agreement among the Company, the Depositary and the holders from time to time of the ADRs.
“Depositary” means The Bank of New York, as the depositary under the Deposit Agreement.
“Designated Offshore Securities Market” means a Designated Offshore Securities Market as defined in Rule 902(b) of Regulation S of the Securities Act.
“Disclosure Schedule” means the schedule dated the date hereof delivered by the Company to the Investors, which schedule relates to this Agreement and is designated therein as the Disclosure Schedule of the Company for the purposes hereof.
“Disputant” has the meaning set forth in Section 9.10(a).
“Dispute” has the meaning set forth in Section 9.10(a).
“Elected New Securities” has the meaning set forth in Section 5.7(d).
“Employee Share Options” means any share options granted pursuant to the Share Option and Share Grant Plan.
“Enforceability Exceptions” has the meaning set forth in Section 3.3(b).
“Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other entity.
“Equity Securities” means the Class A Common Shares, and any other Capital Shares (including the Series B Preferred Shares, the Series C Preferred Shares and the Class B Common Shares), equity interest or other ownership interest or profit participation or similar right with respect to the Company, including, without limitation, limited liability company membership interests, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Estimated Price Range” has the meaning set forth in Section 5.7(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.
“Financial Statements” has the meaning set forth in Section 3.6(b).
“GAAP” has the meaning set forth in Section 3.6(b)
“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational, as well as any applicable self regulatory body.
“Holder Indemnified Persons” has the meaning set forth in Section 5.8(h)(i)(1).
“Hong Kong” means the Special Administrative Region of Hong Kong.
“Indebtedness” shall mean as to any Person (a) all obligations of such Person for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers’ acceptances, whether or not matured), (b) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (h) any Contingent Obligation of such Person incurred in respect of any Indebtedness referred to in (a) to (g) above.
“Indemnitee” has the meaning set forth in Section 5.8(h)(iii).
“Indemnitor” has the meaning set forth in Section 5.8(h)(iii).
“Intellectual Property” has the meaning set forth in Section 3.11.
“Investors” has the meaning set forth in the Preamble (and/or their permitted transferees and assignees as the context may require).
“Investor Common Shares” means (a) any A Common Shares issued or issuable upon conversion of any Series C Preferred Shares purchased by the Investors pursuant to this Agreement and (b) any A Common Shares of the Company which the Investors (or any permitted transferee hereunder) shall be entitled to receive, or shall have received, in connection with any share splits, share dividends or similar events with respect to the Company’s A Common Shares.
“Investor Indemnified Party” has the meaning set forth in Section 7.2.
“Issuance Notice” has the meaning set forth in Section 5.7(b).
“Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any regulations of any applicable self regulatory organizations.
“License” means any license, franchise, permit, privilege, immunity, approval or other authorization required to be obtained under any applicable Law from any applicable Governmental Authority.
“Liens” means security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.
“Losses” has the meaning set forth in Section 5.8(h)(i)(1).
“Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under any of the Transaction Documents or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, except (a) effects or changes (including general economic and political conditions) that do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries and generally affect the industry in which the Company and its Subsidiaries operate; (b) effects or changes relating to loss of employees, suppliers, vendors, agents, customers or other business partners resulting primarily from the announcement or pendency of the transactions contemplated by this Agreement;

(c) effects or changes to the extent attributable to changes in PRC Law after the date of this Agreement; and (d) any change or effect that results from any action taken by the Company at the request of the Investors or as required by the terms of this Agreement or the other Transaction Documents.
“Meeting” shall have the meaning set forth in Section 5.9.
“Memorandum of Association” means the Amended and Restated Memorandum of Association of the Company as currently in effect.
“New Securities” has the meaning set forth in Section 5.7(a).
“Non-Voting Observer” shall have the meaning set forth in Section 5.9.
“NuCom Registration Rights Agreement” means the Registration Rights Agreement dated as of March 11, 2009 between the Company and the investors listed therein.
“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury.
“Organizational Document” means, with respect to any Entity. any certificate or articles of incorporation, memorandum or articles of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of such Entity.
“Parity Registrable Securities” means (a) any “Registrable Securities” as defined in the Patriarch Investor Rights Agreements, (b) any “Registrable Securities” as defined in the Series B Registration Rights Agreement, (c) any “Registrable Securities” as defined in the NuCom Registration Rights Agreement, and (d) any A Common Shares into which any Permitted Parity Preferred Shares are convertible, to the extent that registration rights are granted to the holders of such shares in connection with the issuance of such Permitted Parity Preferred Shares.
“Patriarch” means Patriarch Partners Media Holdings, LLC.
“Patriarch Credit Agreement” means the Credit Agreement dated as of October 21, 2008 among the Company, certain subsidiaries of the Company, Patriarch Partners Agency Services, LLC, Zohar CDO 2003-1, Limited and Zohar II 2005-1, Limited, as amended, modified or supplemented from time to time.
“Patriarch Loans” means the Loans outstanding under the Patriarch Credit Agreement.
“Patriarch Investor Rights Agreements” means (i) the Investor Rights Agreement dated as of March 16, 2006 among the Company, Xinhua Finance Limited and Patriarch and (ii) the Investor and Registration Rights Agreement dated as of October 21, 2008 (the “2008 IRRA”)

among the Company, the investors listed therein and Patriarch, in each case, as amended, modified or supplemented from time to time.
“Permitted Parity Preferred Shares” means any preferred shares of the Company that constitute “Parity Shares” issued in compliance with Section 5.2(c) of the Authorizing Resolution.
“Person” means any individual, Entity, unincorporated association or Governmental Authority.
“Potential Material Event” means either (a) the possession by the Company of material information not ripe for disclosure in a Registration Statement, or (b) any material engagement or activity by the Company which would be adversely affected by disclosure in a Registration Statement at such time, in each case, which shall be evidenced by a written good faith determination by the Board of Directors that both disclosure of such information, engagement or activity in a Registration Statement would be detrimental to the business and affairs of the Company, and a Registration Statement would be materially misleading absent the inclusion of such information, engagement or activity.
“Purchase Consideration” means the payment of the aggregate par value of the Shares and the execution and delivery of the Amendment by the agent and lender parties thereto.
“PRC” means the People’s Republic of China, but for purpose of this Agreement, does not include Taiwan and the Special Administrative Regions of Hong Kong and Macau.
“Pricing” has the meaning set forth in Section 5.7(b).
“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus and all material incorporated by reference in such prospectus.
“Pro Rata Share” has the meaning set forth in Section 5.7.
“Recent Balance Sheet” means the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2009 included in the Financial Statements.
“Registrable Securities” means any Investor Common Shares; provided, however, that Registrable Securities shall cease to be Registrable Securities upon the earlier of (i) when the Registrable Securities have been transferred pursuant to Rule 144, (ii) when, with respect to any Registrable Securities Holder, in the reasonable opinion of counsel to the Company, all Registrable Securities proposed to be sold by such Registrable Securities Holder may then be sold pursuant to Rule 144 without any volume limitations, which counsel shall be reasonably satisfactory to such Registrable Securities Holder and (iii) the date as of which all of the Registrable Securities have been sold pursuant to a Registration Statement, provided further, that “Registrable Securities” shall exclude in all cases any Registrable Securities Transferred by a Registrable Securities Holder or any other Person other than an assignment pursuant to Section 9.5.

“Registrable Securities Holder” means any Person who holds Registrable Securities who (i) is an Investor or (ii) is a Person to whom registration rights under Section 5.8 have been assigned pursuant to Section 9.5. For the purposes of this Agreement, any holder of Series C Preferred Shares shall be deemed to be the holder of any Registrable Securities issuable upon conversion of such Series C Preferred Shares.
“Registration Expenses” means all expenses incurred by the Company in connection with the Shelf Registration Statement filed pursuant to Section 5.8, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, the expense of any special audits incident to or required by any such registration and the reasonable fees and disbursements of a single special legal counsel to represent the Selling Holders in connection with any offering thereunder. Registration Expenses do not include compensation of regular employees of the Company which shall be paid in any event by the Company, underwriting discounts and commissions and share transfer taxes.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Registration Rights Agreement” means the Registration Rights Agreement to be dated as of the Closing Date between the Company and the Investors substantially in the form attached hereto as Exhibit D hereto.
“Related Person” means, with respect to any Person, (a) any holder or beneficial owner (directly or indirectly) of equity securities, or rights to acquire equity securities, representing 5% or more of the voting equity securities of such Person (a “5% Shareholder”); (b) any Affiliate of such specified Person or of any such 5% Shareholder thereof; (c) any Person that serves as a director, officer, partner, employee, executor or trustee (or in similar capacity) of such Person or of any 5% Shareholder thereof, or any of their respective Affiliates; (d) any Person with respect to which such specified Person serves as a general partner, managing member, manager or trustee (or in a similar capacity); and (e) any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any Related Person described in clauses (a), (b), (c) or (d) of this definition.
“Rule 144” means Rule 144 promulgated under the Securities Act, as such rule shall be in effect from time to time.
“Rules of Arbitration” has the meaning set forth in Section 9.10(b).
“Sanctioned Entity” shall mean (i) the government of or an agency of the government of, (ii) an organization directly or indirectly controlled by, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.ustreas.gov/offices/enforcement/ofac/programs/, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.
“Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time.
“SEC” means the United States Securities and Exchange Commission and includes any Governmental Authority succeeding to the functions thereof.
“SEC Reports” has the meaning set forth in Section 3.6(a)
“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.
“Selling Expenses” means, in respect of an offering pursuant to the Shelf Registration Statement filed pursuant to Section 5.8, all underwriting discounts, selling commissions and share transfer taxes applicable to the Registrable Securities and/or Parity Registrable Securities registered by the applicable Selling Holders.
“Selling Holders” means, in respect of an offering pursuant to the Shelf Registration Statement filed pursuant to Section 5.8, Registrable Securities Holders and/or holders of Parity Registrable Securities selling Registrable Securities and/or Parity Registrable Securities pursuant to such Shelf Registration Statement.
“Series B Authorizing Resolution” means the authorizing resolution adopted on February 28, 2008 creating the Series B Preferred Shares.
“Series B Preferred Shares” means the Series B Convertible Preferred Shares of the Company.
“Series B Purchase Agreement” means the Series B Convertible Preferred Shares Purchase Agreement dated as of February 18, 2008 between the Company and Yucaipa, as amended, modified or supplemented from time to time.
“Series B Registration Rights Agreement” means the Registration Rights Agreement dated as of February 28, 2008 between the Company and Yucaipa.
“Series C Preferred Shares” has the meaning set forth in the Recitals.
“Share Option and Share Grant Plan” means the Company’s Share Option and Share Grant Plan.
“Share Purchase Rights” means any options, warrants, awards or other rights exercisable for the purchase or acquisition of Capital Shares or Convertible Securities.
“Shares” has the meaning set forth in the Recitals.

“Shelf Registration Statement” means a Registration Statement of the Company filed with the SEC on Form F-3 (or any successor form or other appropriate form under the Securities Act, including Form F-1) for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the SEC).
“Shelf Suspension” has the meaning set forth in Section 5.8(c).
“Subsidiary” means any Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act).
“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.
“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital shares, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.
“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.
“Transaction Documents” means this Agreement, the Authorizing Resolution, the Registration Rights Agreement and the Amendment.
“Transfer” of a security means any sale, assignment, transfer, exchange, pledge, grant of security interest in, hypothecation, encumbrance or other disposition or conveyance of any interest in such security.
“Transactions” means the purchase and sale of the Shares, the entry into the Amendment and the other transactions contemplated by the Transaction Documents.
“Undesignated Shares” has the meaning set forth in Section 3.2.
“Upset Date” has the meaning set forth in Section 9.1(e).
“USD”, “Dollars” or “US$” means the lawful currency of the United States of America.

“Violation” has the meaning set forth in Section 5.8(h)(i)(1).
“Yucaipa” means Yucaipa Global Partnership Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands.

SCHEDULE 1

Name of Investors	Number of Shares to be purchased
ZOHAR CDO 2003-1, LIMITED	41,992
ZOHAR II 2005-1, LIMITED	36,303